UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-12986

                          Interlott Technologies, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                               7697 Innovation Way
                                Mason, Ohio 45040
                                 (513) 701-7000
                                 --------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]                Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)          [ ]                Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)           [ ]                Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)          [ ]                Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)           [X]

Approximate  number of holders of record as of the certification or notice date:
0




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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
GTECH Corporation, as successor to Interlott Technologies, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 18, 2003

                                     By:    /s/  William M. Pieri
                                          --------------------------------------
                                     Name:    William M. Pieri
                                     Title:   Vice President and Treasurer